Exhibit 10.47
10.47 Guaranty Contract between Mr. Xuchun Wang and Bank of
Communications, Taian Branch, dated on August 23, 2011 for RMB 5 million
[English Translation]
Ref. 379110A2201100184867
Guarantor: Wang Xuchun
ID: 370323197302041537
Mobile Phone No. 13583839797
Loaner: Bank of Communications, Tai’an Branch,
Borrower: Shandong Xiangrui Pharmacy Co., Ltd
To ensure the performance of the borrower’s obligations and the effectuation of the loaner’s rights under the Loan Agreement (Ref. S379110M120110186785) entered between and by the borrower and the loaner, the guarantor is willing to offer his warranty as guarantee for the loaner.
1. The type and the amount of the loan
The type of the loan is the principal under the main contract. The amount is RMB 5,000,000 Yuan.
2. Term of the loan
2.1 The guarantee is a joint responsibility guarantee.
2.2 The guarantee scope is the principal, interest, expense, default interest, damage, penalty, and other cost under the main contract, includes but not limits to fees of suit, fees of arbitration, fees of attachment, fees of assessment, fees of auction, fees of enforcement, fees of legal service.
2.3 The term of the guarantee is two years after the expiration of the debt.
2.4 The effectiveness of the contract is independent of that of the main contract. If the main contract or certain items of the main contract are invalid, the effectiveness of the contract shall not be affected. The guarantor shall assume joint and several responsibilities if the borrower assumes responsibility to make compensation.
3. Representation and guarantee of the guarantor
3.1 The guarantor has complete capacity under the PRC legislation and is available to offer guarantee for others as guarantor.
3.2 The guarantor has valid and full right to sing this contract.
3.3 The information provided by the guarantor to the loaner is true, accurate, complete and valid.
4. The obligation of the guarantor
4.1 The guarantor shall pay the due debt to the loaner if the borrower fails to pay the debt.
4.2 The guarantor should accept the inspection organized by the loaner, and provide the information, documents required by the loaner.

4.3 The guarantor shall notice the loaner 30 days in advance, and shall not take the following action without the written consent from the loaner, in the event that:
(1) the guarantor sells, grants, lease out, transfer, mortgage or dispose its material assets;
(2) the guarantor conducts any activities to change its operating mechanism, including but without limitation to contracting for management, lease out, joint operation, combination, merger, division, joint venture, transfer of assets, and any other activities which shall harm the realization of the loaner’s rights hereunder;
4.4 The guarantor shall notice the loaner 7 days in advance, and shall not take the following action without the written consent from the loaner, in the event that:
(1) the guarantor conducts any changes to change its articles of associations, organization structure, name, address, or other changes;
(2) the guarantor plans to apply bankruptcy;
(3) the guarantor is involved in material lawsuit, administration measures, or its major asset is under administration measures;
(4) the guarantor provides guarantee to the other party, and brings material harm to its financial situation;
(5) the guarantor executes material contracts which will bring material influence to its operation and financial situation;
(6) the guarantor is occurred any events shutdown, shutout, revocation of business license, deregistration, bankruptcy;
(7) the main responsible personnel of the guarantor is in breach of rules of exchange;
(8) the guarantor’s operation and finance is occurred to material troubles;
(9) the guarantor’s job, income or address is changed.
4.5 The guarantor shall not ask the borrower to make compensation before the borrower clears the debts to the loaner.
4.6 The guarantor shall still assume the joint and several responsibilities if the main contract is changed. But the guarantor shall assume the responsibility according to the amount, currency, interest, and term of the previous debt, if the amount, currency, interest, and term is altered without the prior consent from the guarantor.
5. Withdrawal
5.1 The guarantor authorizes the loaner to withdraw the due debt from its account opened with the loaner if the borrower fails to pay the due debts.
5.2 The loaner shall notice the guarantor after the withdrawal.
5.3 If the withdrawal is not sufficient to clear all debts, the withdrawal shall be used to pay the due fees, then in the following order:
(1) if the debt under the loan (not personal loan) expire less than 90 days, the balance of the withdrawal shall be use to pay the due interest, then the principal; if the debt under the loan (not personal loan) expires more than 90 days, the balance of the withdrawal shall be use to pay the due principal, then the interest;
(2) if the debt under the bank draft, letter of credit, the balance of the withdrawal shall be use to pay the due principal, then the interest;
(2) if the debt under the personal loan, the order to use the withdrawal shall follow the main contract.

5.4 If the currency of the withdrawal is different with that of the debt, it shall be calculated according to the foreign exchange rate published by the laoner.
6. Dispute Settlement
Any dispute engaged in the performance of the guarantee contract would be settled by the loaner-placed court after failure of the parties’ negotiation. The articles of the guarantee contract which are not involved in the dispute would be still in performance during the suit.
7. Miscellaneous
7.1 If the guarantor is in breach of the contract, the loaner has right to publish its acts on public media.
7.2 The guarantor has read through the main contract, and acknowledges the main contract.
7.3 The contract shall take effect if the following conditions are satisfied: (1) the authorized person of the guarantor or the guarantor signs and stamped the contract; (2) the authorized person of the loaner signs and stamped the contract;
7.4 The contract has three duplicates, each is held by the guarantor, loaner and borrower.
The loaner has request the guarantor to notice and develop a complete and accurate understanding to the terms and conditions hereunder, and the loaner has made corresponding explanation to concerning terms and conditions. Both parties have the same understanding to this Agreement.
Loaner: Bank of Communications, Tai’an Branch
Date: August 23, 2011
Guarantor: Wang Xuchun
Date: August 23, 2011
Spouse: Meng Guangxiang
Date: August 23, 2011

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